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                                                                     EXHIBIT 5.1


                       [MAYER, BROWN, & PLATT LETTERHEAD]

                                  July 2, 1999

The Board of Directors
The Hull Group Inc.
311 South Wacker Drive
Chicago, Illinois 60606

Dear Sirs:

         We have acted as counsel to The Hull Group Inc., a Delaware corporation (the "Company"), in connection with the registration of 7,187,500 shares (including 937,500 shares subject to an over-allotment option) of the Company's common stock, par value $0.01 per share (the "Common Stock"), on the Form S-1 Registration Statement (File No. 333-78407) filed by the Company with the Securities and Exchange Commission, as amended (the "Registration Statement").

         As such counsel, we have examined originals or copies certified or otherwise identified to our satisfaction of the Company's Charter and Bylaws, resolutions of the Company's Board of Directors and such other records, certificates and documents and such questions of law as we considered necessary or appropriate for purposes of this opinion. In rendering such opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

         Based upon and subject to the foregoing, we are of the opinion that the Common Stock, when sold, will be duly authorized, legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement.

                                                     Very truly yours,


                                                     Mayer, Brown & Platt